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DOLLAR GENERAL REPORTS INCREASED SEPTEMBER SALES

GOODLETTSVILLE, Tenn. – October 9, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the September five-week period ended October 3, 2003, equaled $638.8 million compared with $567.6 million last year, an increase of 12.5 percent. Same-store sales for the September period increased 3.8 percent compared with a 5.0 percent increase in the prior year September period.  The average customer purchase in September was approximately $8.33 compared to $8.27 in the same period last year. Customer transactions in same-stores increased approximately 3.4 percent.

September sales by major merchandise category are as follows:

	FY 2003	FY 2002	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	65%	65%	+3%
Seasonal	13%	12%	+12%
Home Products	13%	13%	+3%
Basic Clothing	9%	10%	+1%

Departments reporting the strongest same-store percentage sales increases for September include the domestics department, the hardware, toys and stationery department and the shoe department.

For the nine weeks ended October 3, 2003, Dollar General total retail sales increased 12.8 percent to $1.2 billion from $1.0 billion in the same period a year ago.  Same-store sales for the nine-week period increased 4.1 percent.

For the 35 weeks ended October 3, 2003, Dollar General total retail sales increased 13.2 percent to $4.4 billion from $3.9 billion in the same period a year ago.  Same-store sales for the 35-week period increased 4.4 percent.

October Sales Outlook:

For the four-week October period ending October 31, 2003, the Company expects total sales to increase 12 to 14 percent. Same-store sales are expected to increase three to five percent compared with a same-store sales increase of 4.5 percent in the October period last year.  October sales results will be released on Thursday, November 6, 2003.

Dollar General is a Fortune 500® discount retailer with 6,580 neighborhood stores in 27 states as of October 3, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,750 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and, therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; the Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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